Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Michael R. Sayre Executive Vice President & CFO (614) 748-1150 Michael.Sayre@pinnacle.com

PINNACLE DATA SYSTEMS PRESENTS GROWTH STRATEGY TO

SHAREHOLDERS AT ANNUAL MEETING

Directors Slate and Proposals Approved by Shareholders; Change in Auditors

Approved by Board of Directors

COLUMBUS, Ohio, May 9, 2005 - Pinnacle Data Systems, Inc. (PDSi) (AMEX: PNS), held its Annual Meeting of Shareholders on May 5 in Grove City, Ohio, near the Company’s headquarters in suburban Columbus. John D. Bair, Chairman and CEO, reviewed the Company’s growth strategies, 2004 achievements and future goals.

Bair told shareholders that PDSi’s growth strategies include focusing on Fortune Global 500 (“FG500”) companies, taking advantage of the trend towards business process outsourcing in operations, and broadening the scope of the Company’s service offerings. In 2004, approximately 70% of sales were to FG500 companies, with the number of FG500 customers nearly doubling from two years earlier. He also cited numerous accomplishments that achieved management’s 2004 strategic goals and objectives and the progress made in broadening the scope of the Company’s service offerings, including

•	Achieved ISO13485 registration and 21CFR compliance, followed by orders from three of the world’s larger medical equipment manufacturers (all FG500 companies)

•	Won a three-year lifecycle extension program for one of the world’s larger telecommunications equipment providers

•	Commenced full scale production of a controller board for a line of high production printer/copiers for an FG500 imaging equipment maker

•	Won a repair program for high-performance (“super”) computers manufactured by Silicon Graphics, Inc.

•	Initiated a hardware management program for a large home-based learning program

•	Established a European repair partnership to expand the Company’s geographic repair and logistics capabilities

“In many respects, 2004 was a break-out year for our Company,” Bair told shareholders. “The early implementation of our growth strategies started to generate significant results. After two years of sales growth exceeding 45% and significant earnings growth, we’ve set a five-year goal of reaching $100 million in annual sales and building a foundation for additional growth beyond that.”

In 2005, Bair says the Company will continue implementing its growth strategy and expects sequential quarterly sales growth throughout the rest of the year and continued annual profitability.

Shareholders elected two directors and approved three proposals.

Carl J. Aschinger, Jr., Chairman and CEO of Columbus Show Case Company, and Hugh C. Cathey, Principal of Columbus Capital Partners, were re-elected to serve on the board for terms of two years.

Two proposals to delete inconsistent or non-applicable provisions of the Company’s Amended and Restated Code of Regulations and a proposal to adopt the Company’s 2005 Equity Incentive Plan were approved by the shareholders.

In a meeting of the Board of Directors following the shareholders meeting, the Board approved the appointment of Hausser + Taylor LLC as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2005.

“We conducted a competitive bidding process and are pleased with the selection of Hausser + Taylor LLC,” commented Carl J. Aschinger, Jr., Chairman of the Company’s Audit Committee. “We believe their fee structure and ability to serve the needs of a growing company our size makes them well-suited for PDSi. H+T has a professional services relationship with American Express Tax and Business Services that gives it access to a national network of independent accounting firms and is a member of the Nexia International network of independent accounting and consulting firms with member firms across the United States and in 96 countries around the world. The change is effective immediately.”

About PDSi

PDSi provides product lifecycle service solutions to Original Equipment Manufacturers (OEMs) in the medical, telecommunications, computer, industrial, imaging and defense equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi Website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to statements regarding reaching $100 million in annual sales within five years and achieving sequential quarterly sales growth and annual profitability in 2005. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “should” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in general economic conditions, changes in the specific markets for our products and services, adverse business conditions, changes in customer order patterns, increased competition, changes in our business or our relationship with major technology partners, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with our new business practices, processes and information systems. The Company undertakes no obligations to publicly update or revise such statements. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-QSB.